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               Amendment No. 1, dated as of April 13, 2001 (this "AMENDMENT"), to the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of July 23, 2000, as amended and restated as of February 8, 2001 among Deutsche Telekom AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("DT"), Voicestream Wireless Corporation, a Delaware corporation ("VOICESTREAM"), and Bega, Inc., a Delaware corporation formed by DT ("MERGER SUB") (each a "PARTY" and, together, the "PARTIES"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                              W I T N E S S E T H:

               WHEREAS, DT, Merger Sub and VoiceStream have entered into the Merger Agreement; and

               WHEREAS, DT, Merger Sub and VoiceStream desire to amend the Merger Agreement, in accordance with Section 7.03 thereof;

               NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, DT, Merger Sub and VoiceStream agree as follows:

               1. Amendment to Section 1.05(k). Section 1.05(k) of the Merger Agreement is hereby deleted and amended to read in its entirety as follows: "(k) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into a number of newly issued, fully-paid and non-assessable shares of common stock par value $0.000001 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK") such that the total number of shares of Surviving Corporation Common Stock outstanding immediately following the Effective Time shall be equal to the total number of Voicestream Common Shares outstanding immediately prior to the Effective Time."

               2. Authorization. Each Party hereto represents to the other that
(a) such Party has all necessary corporate power and authority to enter into this Amendment; (b) the execution and delivery by each party hereto of this Amendment have been duly authorized by all requisite corporate action on the part of such Party; and (c) this Amendment has been duly executed and delivered by each Party hereto.

               3. Merger Agreement Remains in Effect. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the Parties thereto.

               4. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

               5. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of law provisions thereof.



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               IN WITNESS WHEREOF, DT, Merger Sub and VoiceStream have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.


                                            VOICESTREAM WIRELESS CORPORATION

                                            By: /s/ Alan Bender
                                               ---------------------------
                                            Name:   Alan Bender
                                            Title:  Executive Vice President


                                            DEUTSCHE TELEKOM AG

                                            By: /s/ Jeffrey A. Hedberg
                                               ---------------------------
                                            Name:   Jeffrey A. Hedberg
                                            Title:  Member of the Board of
                                                    Management, International

                                            By: /s/ Dr. Karl-Gerhard Eick
                                               ---------------------------
                                            Name:   Dr. Karl-Gerhard Eick
                                            Title:  Member of the Board of
                                                    Management, Finance


                                            BEGA, INC.

                                            By: /s/ Jeffrey A. Hedberg
                                               ---------------------------
                                            Name:   Jeffrey A. Hedberg
                                            Title:  Director


                                            By: /s/ Dr. Karl-Gerhard Eick
                                               ---------------------------
                                            Name:   Dr. Karl-Gerhard Eick
                                            Title:  Director